Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Plan Administrator
Associated Banc-Corp 401(k) & Employee Stock Ownership Plan:
We consent to the incorporation by reference in the registration statement (No. 33-54658) on Form S-8 of Associated Banc-Corp of our report dated June 28, 2011, relating to the statements of net assets available for plan benefits of the Associated Banc-Corp 401(k) & Employee Stock Ownership Plan as of December 31, 2010 and 2009, and the related statements of changes in net assets available for plan benefits for the years then ended, and Schedule H, line 4i — Schedule of Assets (Held at End of Year), which report appears in the December 31, 2010 annual report on Form 11-K of the Associated Banc-Corp 401(k) & Employee Stock Ownership Plan.
/s/ KPMG LLP
Chicago, Illinois
June 29, 2011